Exhibit 4.15

CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT WAS OMITTED BY
MEANS OF MARKING SUCH INFORMATION WITH BRACKETS (“[***]”)
BECAUSE THE IDENTIFIED CONFIDENTIAL INFORMATION IS NOT
MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE
OR CONFIDENTIAL

C/- The CFO Solution

PO Box 655, Carlton South

Victoria 3053

11th February 2021

Dear Mr Hopper

Appointment as Executive Chairman

This letter outlines the terms on which Kilinwata Investments Pty Ltd as trustee for the Life Science Portfolio Managers Trust (Kilinwata) has agreed to make available the services of Paul Hopper to act as the Executive Chairman of Radiopharm Theranostics Limited (Company) with effect immediately.

Appointment

Kilinwata agrees to make available the services of Paul Hopper to act as the Executive Chairman of the Company, and the Company appoints Paul Hopper to act as the Executive Chairman of the Company with effect immediately.

1.	Paul Hopper’s appointment will cease on the earlier of:

(a)	Mr Hopper ceasing to be a director of the Company; and

(b)	the Company giving Kilinwata twelve months’ notice of the termination of Paul Hopper’s appointment.

Duties

2.	Kilinwata agrees to ensure that in his capacity as the Executive Chairman of the Company, Paul Hopper will:

1.	report to, and take instructions from, the board of directors of the Company (Board);

(c)	be responsible for review and implementation of the strategic direction of the Company and its subsidiaries (Group), subject to the overall control of the Board;

(d)	assume and exercise such other powers and perform such other duties from time to time vested in or assigned to Paul Hopper by the Board and in so doing will comply in all respects with the reasonable and lawful orders and directions given or made by the Board;

(e)	well and faithfully serve the Company and every other member of the Group and use his best endeavours to promote their interest and welfare and develop and extend their business;

(f)	unless absent through illness or involuntary injury, or subject to the approval of the Company to the contrary, devote sufficient of his time and attention to the business of the Company and other members of the Group during the normal working hours as required by the Board and at such other times as may be reasonably necessary;

(g)	provide the Board with information and reports:

(i)	as to the business and affairs of the Company and the Group as the Board may reasonably request from time to time; and

(ii)	generally, so as to keep the Company fully informed of all material developments in, or relevant to, the Company’s and the Group’s affairs;

(h)	comply with the Company’s policies and procedures generally, as established and amended by the Company from time to time;

(i)	in providing services pursuant to this letter agreement, comply with the Corporations Act 2001 (Cth), the ASX Listing Rules and the constitution of the Company; and

(j)	perform such services for the other members of the Group and, without further remuneration unless otherwise agreed, accept such offices in such members of the Group as the Board may from time to time reasonably require.

Remuneration

3.	In consideration for acting as the Executive Chairman of the Company, the Company will pay Kilinwata a fee of $20,833 per month in arrears (exclusive of any good and services tax) (Fee)representing a base annual consulting fee of A$250,000.

4.	Payment of the Fee will commence from the date of raising the Series A Convertible Note

5.	An annual bonus representing 33% of the base consulting fee will be paid to Kilinwata subject to meeting mutually agreed performance targets. Such targets to be agreed within 30 days of the IPO.

6.	The consulting fee will be reviewed annually.

7.	Upon IPO, Kilinwata or its nominee will be entitled to a quantity of options with details to be agreed, with reference to the allocation to the Non-Executive Directors’ option package.

8.	If the Term expires on a day that is not the first day of a month, the Fee for the incomplete month will be pro-rated accordingly.

9.	The Fee is inclusive of all other director’s fees otherwise payable to Paul Hopper during the Term.

10.	In respect of Paul Hopper, Kilinwata must satisfied their statutory compliance requirements.

11.	The parties agree that:

●	Kilinwata’s obligations regarding Paul Hopper are not recoverable by Kilinwata from the Company; and

●	except as otherwise provided in this letter agreement, Kilinwata is responsible for all costs and expenses incurred in the performance of the obligations of Kilinwata and Paul Hopper under this letter agreement.

12.	Should any governmental authority consider the relationship between the Company and Paul Hopper to be one of employer and employee:

(i)	Kilinwata will indemnify the Company and each other Group company from and against all expenses, losses, damages, penalties and costs (on a solicitor and own client basis and whether incurred by or awarded against the Company) that the Company or other Group companies may sustain or incur as a result, whether directly or indirectly, of any failure by the Company to:

●	pay salaries and wages, annual leave, sick leave, long service leave or any other benefit to which Paul Hopper may be entitled under any contract of service with the Company under any award, statute or common law;

●	pay taxes and duties in respect of the remuneration and benefits referred to in paragraph (a); or

●	maintain adequate insurance in respect of workers' compensation; and

(ii)	the Company may immediately deduct from the Fee any amounts it is required by law to deduct, including tax.

13.	The Company will pay for or reimburse Kilinwata for reasonable business class travel, hotel accommodation, meals, ground transport, telephone and internet and out-of- pocket expenses incurred by Paul Hopper as the Executive Chairman of the Company subject to Kilinwata providing the appropriate receipts and tax invoices.

Other roles

14.	The Company acknowledges that Paul Hopper is a director and shareholder of Kilinwata Investments Pty Ltd as trustee of the Life Science Portfolio Managers Trust [***].

15.	In addition to being the Executive Chairman of the Company, Paul Hopper also holds the following positions as at the date of this letter agreement (Additional Roles):

●	Director and shareholder of Kilinwata Investments Pty Ltd as trustee of the Life Science Portfolio Managers Trust;

a.	Executive Chairman of Imugene Ltd;

b.	Moreglade Pty Ltd;

c.	[***];

d.	[***];

e.	[***];

f.	[***];

g.	Executive Chairman of Chimeric Therapeutics Limited;

h.	[***].

16.	Without otherwise limiting Paul Hopper’s duties as a director of the Company, the Company acknowledges that Paul Hopper is under no obligation to present to the Company potential corporate acquisition opportunities that come to attention of Kilinwata or Paul Hopper in the course of Paul Hopper carrying out an Additional Role

17.	Kilinwata must ensure that Paul Hopper notifies the Board if Kilinwata or Paul Hopper foresee any areas of actual or potential conflict arising between Paul Hopper’s duties as a director of the Company (including his duties under this letter agreement) and Paul Hopper’s duties in performing an Additional Role.

Intellectual property

18.	In clauses 19-23:

Intellectual Property Rights means all intellectual property rights, including but not limited to:

(a)	patents, copyright, rights in circuit layouts, registered designs, trade marks and any right to have confidential information kept confidential; and

(b)	any application or right to apply for registration of any rights referred to paragraph (a),

created by Kilinwata or Paul Hopper, whether alone or with a third party in the course of or in connection with providing services to the Company.

Moral Rights means the following rights in respect of any Intellectual Property Rights:

(a)	the right of integrity of authorship (that is, not to have a work subjected to derogatory treatment);

(b)	the right of attribution of authorship of a work; and

(c)	the right not to have authorship of a work falsely attributed,

(which are rights created by the Copyright Act 1968 (Cth)), and any other similar right capable of protection under the laws of any applicable jurisdiction.

19.	Kilinwata assigns to the Company, and must ensure that Paul Hopper assigns to the Company, all existing and future Intellectual Property Rights.

20.	Kilinwata unconditionally waives, and must ensure that Paul Hopper unconditionally waives, all Moral Rights that Kilinwata or Paul Hopper may have in respect of any present or future works created by Kilinwata or Paul Hopper, either alone or with others, in the course of or in connection with providing services to the Company.

21.	Kilinwata unconditionally consents to any act or omission by the Company in relation to all works made, or to be made, by Kilinwata or Paul Hopper (either alone or with others) in the course of providing services to the Company either on their own account or in collaboration with others, which may otherwise be an infringement of the Moral Rights of Kilinwata or Paul Hopper.

22.	Kilinwata must disclose, and must ensure Paul Hopper discloses, all Intellectual Property Rights to the Company.

23.	Kilinwata must do, and must ensure Paul Hopper must do, all things reasonably requested by the Company to enable the Company to exploit and assure further the rights assigned, and consents given, under this clauses 19-22.

Confidential information

24.	In clauses 25-27:

Confidential Information means:

(a)	all confidential information including, but not limited to:

(i)	trade secrets and confidential know-how; and

(ii)	financial, accounting, marketing and technical information, customer and supplier lists, know-how, technology, operating procedures, price lists, data bases, source codes and methodologies,

of which Kilinwata or Paul Hopper become aware or generate in the course of, or in connection with, (including confidential information belonging to a third party) providing services to the Company; and

(b)	all copies, notes and records based on or incorporating the information referred to in paragraph (a);

(c)	the terms of this letter agreement, but does not include any information that was public knowledge when this letter agreement was signed or became so at a later date (other than as a result of a breach of confidentiality by, or involving, Kilinwata or Paul Hopper).

25.	Kilinwata must, and must ensure that Paul Hopper must:

(a)	keep the Confidential Information confidential, except where disclosure is permitted under clause 26; and

(b)	take whatever measures are reasonably necessary to preserve such confidentiality, including:

(i)	complying with all security measures established to safeguard Confidential Information from access or unauthorised use;

(ii)	keeping Confidential Information under the control of Kilinwata and Paul Hopper;

(iii)	not removing Confidential Information from the Company's premises without prior approval of the Company; and

(iv)	immediately notifying the Company if Kilinwata or Paul Hopper suspects or becomes aware Confidential Information is being used, copied or disclosed without authorisation.

26.	Kilinwata and Paul Hopper may:

(a)	only use Confidential Information for the sole purpose of providing services to the Company; and

(b)	disclose Confidential Information:

(i)	only to persons who have signed an agreement to keep the Confidential Information in a form approved by the Company and either:

(A)	have a need to know the Confidential Information (and only to the extent that each has a need to know); or

(B)	been approved by the Company; or which is or becomes part of the public domain otherwise than by a breach of confidentiality by Kilinwata or Paul Hopper; or

(ii)	that Kilinwata or Paul Hopper are required by law to disclose.

27.	Kilinwata must provide, and must ensure that Paul Hopper provides, assistance reasonably requested by the Company in relation to any proceedings any Group company may take against any person for unauthorised use, copying or disclosure of Confidential Information.

GST

28.	If a party makes a supply under or in connection with this letter agreement in respect of which GST is payable, the consideration for the supply but for the application of this clause 28 (GST exclusive consideration) is increased by an amount equal to the GST exclusive consideration multiplied by the rate of GST prevailing at the time the supply is made.

29.	If a party must reimburse or indemnify another party for a loss, cost or expense, the amount to be reimbursed or indemnified is first reduced by any input tax credit the other party is entitled to for the loss, cost or expense, and then increased in accordance with clause 28.

30.	A party need not make a payment for a taxable supply made under or in connection with this letter agreement until it receives a tax invoice for the supply to which the payment relates.

31.	In clauses 28-30, a word or expression defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) has the meaning given to it in that Act.

Relationship

32.	Kilinwata is engaged as an independent contractor. This letter agreement is not intended to create, or provide evidence of, an employment relationship, partnership, agency or joint venture.

Governing law and jurisdiction

33.	This letter agreement is governed by the law of the State of NSW and each Party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the State of NSW.

Please indicate your acceptance of the terms of this letter agreement by signing and returning a duplicate copy of this letter agreement.

Yours sincerely

/s/ Phillip Hains
Phillip Hains

Director & Company Secretary

Agreed and accepted

/s/ Paul Hopper
Paul Hopper
Director
Kilinwata Investments Pty Ltd as trustee for the Life Science Portfolio Managers Trust